THIRD AMENDMENT

to

TRANSFER AGENT AND SHAREHOLDER SERVICES Agreement

Between

THE F/M FUNDS Trust

(Formerly, THE FIRST WESTERN FUNDS TRUST)

and

Ultimus Fund Solutions, LLC

This Third Amendment (the “Amendment”) amends and revises the Transfer Agent and Shareholder Services Agreement, dated August 16, 2012, as amended July 1, 2018 and December 29, 2020 (collectively, the “Agreement”), between The F/M FUNDS TRUST (the “Trust”), an Ohio business trust (formerly known as The First Western Funds Trust) and Ultimus Fund Solutions, LLC (“Ultimus”), an Ohio limited liability company (collectively, the “Parties”). Except as set forth in this Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is a conflict between this Amendment and the Agreement, the terms of this Amendment will prevail.

The Parties agree to amend the following section of the Agreement as follows:

1.	The first sentence of Section 6 of the Agreement is deleted and amended to read as set forth below:

“The term of this Agreement shall continue in effect, unless earlier terminated by either party hereto as provided hereunder, for a period of three years from August 2, 2021.”

The parties duly executed this Amendment as of August 2, 2021.

	F/m Funds Trust		Ultimus Fund Solutions, LLC
	/s/ Alexander Morris		/s/ David James
Name:	Alexander R. Morris	Name:	David James
Title:	President	Title:	Executive Vice President and Chief Legal and Risk Officer